EXHIBIT 10.19

COTHERIX, INC.

5000 Shoreline Court, Suite 101

South San Francisco, CA 94080

August 30, 2004

Thomas L. Feldman

Dear Tom:

CoTherix, Inc. (the “Company”) is pleased to offer you an amendment (the “Amendment”) to your employment terms, as set forth in the offer letter between you and the Company, dated December 5, 2003 (the “Offer Letter”). The employment terms set forth in this Amendment are effective as of August 30, 2004 (the “Amendment Date”). Unless this Amendment specifically states that it supersedes a term in the Offer Letter, the terms of the Offer Letter shall remain binding and in full force and effect.

1.    Title. Your title will be President and Chief Business Officer. The term “Chief Commercial Officer” in Section 1 of the Offer Letter will be replaced with “President and Chief Business Officer”.

2.    Base Salary. Your base salary will be at an annual rate of $275,000. The term “$240,000” in Section 2 of the Offer Letter will be replaced with “$275,000”.

3.    Option Grant. As of the date of this Amendment, you have been granted an option (“Promotion Option”) to purchase 200,000 shares of the Company’s common stock under the terms of the Company’s Amended and Restated 2000 Stock Plan (the “Plan”) and the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the option is granted. To the extent that you request, the option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service from the Amendment Date, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement. If the Company is subject to a Change in Control (as defined in the Plan) before your service with the Company terminates and you are subject to an Involuntary Termination (as defined herein) within 12 months after that Change in Control, then the vested percentage of your option shares will be determined by adding another 12 months to the actual period of service that you have completed with the Company.

4.    Definitions. For purposes of the Offer Letter and this Amendment, the following terms are defined as follows:

Thomas L. Feldman

August 30, 2004

a.	“Involuntary Termination” shall mean the termination of your service by reason of (i) your involuntary discharge by the Company for reasons other than Cause or (ii) your voluntary resignation following (A) a change in your position with the Company that materially reduces your level of authority or responsibility, (B) a reduction in your base salary by more than 10% or (C) receipt of notice that your principal workplace will be relocated more than 30 miles.

b.	“Cause” shall mean (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) a material breach of any agreement between you and the Company, (iii) a material failure to comply with the Company’s written policies or rules, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (v) gross negligence or willful misconduct or (vi) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s Board of Directors. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging you without Cause.

5.    Supersedes. This Amendment supersedes any prior understandings, representations or agreements, whether oral or written, between you and the Company regarding the subject matter described herein, provided that unless specifically superseded by this Amendment, the terms of the Offer Letter remain in full force and effect.

6.    Period of Employment. Your employment with the Company is and continues to be “at will,” as described in Section 7 of the Offer Letter.

7.    Amendment. This Amendment may not be revised or modified, except by an express written agreement signed by you and an authorized member of the Company’s Board of Directors.

Thomas L. Feldman

August 30, 2004

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this Amendment by signing and dating the Amendment and returning it to me.

If you have any questions, please call me.

Very truly yours,

COTHERIX, INC.

By:	/s/ Daniel S. Janney
Daniel S. Janney
Title: Member of Board of Directors

I have read, understand and accept the terms of this Amendment to my Offer Letter:

By:	/s/ Thomas L. Feldman
Thomas L. Feldman

Date:	August 30, 2004